                                                                     Exhibit 2.1


                            CERTIFICATE AND AGREEMENT


         THIS CERTIFICATE AND AGREEMENT (this "Certificate and Agreement"), dated as of November 1, 1999 (the "Effective Date"), is made by and among Syracuse Office Associates, L.P., a Delaware limited partnership ("SOALP") and Syracuse/Pittsburgh Hotel Holdings, L.L.C., a Delaware limited liability company ("S/P"; S/P and SOALP sometimes, jointly, the "Seller") and Interstate Property Partnership, L.P., a Delaware limited partnership ("Purchaser") and Interstate Hotels Corporation, a Maryland Corporation (the "Parent").

                                    RECITALS

        A. S/P is the owner of the Pittsburgh Residence Inn , more particularly described on Schedule A attached hereto, and all tangible property used in connection with the operation thereof (together, the "Assets").

        B. By Assignment dated as of even date herewith (the "Assignment"), SOALP has assigned and transferred to Purchaser its member interest in S/P (the "Interest").

        C. It was a condition to Purchaser agreeing to purchase the Interest that Seller would provide to Purchaser a certificate and agreement in the form of this Certificate and Agreement, and it was a condition to Seller agreeing to sell the Interest that Purchaser would provide to Seller a certificate and agreement in the form of this Certificate and Agreement.

        NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, and as an inducement to Purchaser to buy the Interest and to SOALP to sell the Interest, and with the understanding and acknowledgment by SOALP, that Purchaser will materially rely on this Certificate and Agreement and with the understanding and acknowledgment by Purchaser that SOALP will materially rely on this Certificate and Agreement, it is hereby agreed as follows:

SECTION 1 Representations and Warranties of SOALP

         SOALP hereby represents and warrants to Purchaser as follows:

         (a) SOALP is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has full power and authority to sell the Interest to Purchaser without the consent of any other person or entity, except such consents which have been duly obtained.

         (b) SOALP's general partner, Syracuse Office Associates I, L.L.C., is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, which has duly authorized, as general partner of SOALP, the execution, delivery and performance of the Assignment and all other documents executed and delivered by or on behalf of SOALP in connection with the consummation of the sale of the Interest to Purchaser.

         (c) The Assignment, when executed and delivered by SOALP, will constitute the legal, valid and binding obligation of SOALP, the compliance with the terms thereof will not


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conflict with or result in a breach of any agreement to which SOALP is a party or any lease, deed of trust, mortgage, loan agreement or instrument to which SOALP is a party or by which the SOALP is bound or, to the best of SOALP's knowledge, any applicable law or regulation or order of any federal, state or local governmental authority or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing having or exercising jurisdiction over SOALP and/or S/P (collectively, a "Seller Governmental Authority"), and will not require the consent or approval of any Seller Governmental Authority or any other person or entity.

         (d) The person executing this Certificate and Agreement on behalf of SOALP is an officer of Syracuse Office Associates I, L.L.C., has been duly authorized to execute this Certificate and Agreement and has full power and authority to execute this Certificate and Agreement on behalf of Syracuse Office Associates I, L.L.C. and SOALP.

SECTION 2 Representations and Warranties of SOAP and S/P

         SOALP and S/P represent and warrant to Purchaser as follows:

         (a) To the actual knowledge of SOALP and S/P no taking by power of eminent domain or condemnation proceedings has been instituted or is threatened for the permanent or temporary taking or condemnation of all or any portion of the Assets.

         (b) Other than matters arising out of the operation of the Assets, ,
(1) there is no pending or, to the actual knowledge of SOALP and S/P, threatened, litigation, proceeding or investigation that could affect, in any material respect, the Assets or any portion thereof, S/P's title thereto, the operation of the Assets (collectively, "Litigation"), other than Litigation pending prior to November 30, 1998 as to which Purchaser has actual knowledge, and (2) neither SOALP nor S/P have any actual knowledge that any insurance carrier has denied any claim relating to, or taken any exception to coverage with respect to any Litigation.

         (c) Other than matters arising out of the operation of the Assets , neither SOALP nor S/P have any actual knowledge of any uncured material violation of any law, regulation, orders or requirements including, without limitation, building, zoning, use laws, environmental protection laws, industrial hygiene or environmental conditions, issued by any Governmental Authority, or action in any court on account thereof, against or affecting the Assets or relating to any defects or deficiencies therein and neither SOALP nor S/P have any actual knowledge of the existence of any hazardous or toxic substances, wastes or materials, petroleum products, asbestos, asbestos-containing materials, pollutants or contaminants (collectively, "Hazardous Substance") on, under, above or about the Assets other than reasonable quantities of Hazardous Substances customarily used in the operation of a hotel which have been used, stored and disposed of in accordance with all applicable environmental laws.

         (d) Other than matters arising out of the operation of the Assets, neither SOALP or S/P have any actual knowledge of any uncured material default or violation under any permits, licenses, variances, waivers, consents or other approvals from any Governmental Authority relating to or affecting the Assets, including, without limitation, those relating to the use or sale



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of alcoholic beverages, utilities, building, fire, life, safety, traffic and/or zoning, and neither SOALP nor S/P have any actual knowledge that any of the foregoing have not been kept in full force and effect.

         (e) Except as set forth in SCHEDULE 2(e) attached hereto, neither SOALP nor S/P have any actual knowledge of any pending or threatened special tax assessments or public improvements assessments with respect to the Assets.

         (f) Except as set forth in SCHEDULE 2(f) attached hereto, neither SOALP nor S/P have any knowledge of cancellation of the existing insurance policies with respect to the Assets, or of any increase in the premiums currently payable with respect to such insurance policies other than standard and customary periodic increases or increases not resulting from conditions specific to the Assets.

         (g) Except as set forth in SCHEDULE 2(g) attached hereto, neither SOALP nor S/P have received any written request from S/P's current insurance carrier requesting that repairs, restorations or improvements be made to any of the Assets.

         (h) Except as set forth in SCHEDULE 2(h) attached hereto, since November 30, 1998 neither SOALP nor S/P have made any commitments to any Governmental Authority, utility company, school board, church or other religious body, or to any other organization, group or individual, relating to any of the Assets which would impose on Purchaser the obligation to make any contributions of money, dedication of land or grants of easements or rights-of-way, or to construct, install or maintain any improvements, public or private, on or off any of the Assets .

         (i) S/P has not conducted any business activities other than those relating to the ownership of the Assets.

         (j) S/P has no employees.

         (k) The following agreements have each been terminated on or before the Effective Date: (1) the Management Agreement dated November 30, 1998 between S/P and Crossroads Hospitality Company, L.L.C. ("Manager") (the "Management Agreement") and (2) the Franchise Agreement between S/P and Marriott International, Inc. dated November 30, 1998.

         (l) S/P has not received any written notice of default from the other party to any agreement to which S/P is a party which has not been cured or waived, and S/P has no actual knowledge of the existence of any such default or of any event which with the giving of notice or the passing of time will constitute a default.

         (m) All real property taxes and personal property taxes, or similar taxes payable in connection with the Assets or the use of operation thereof, have been paid, other than current taxes that are not yet due and payable, except for the 1998 Interim 12-month taxes assessed by North Fayette Township and West Allegheny School District, in the amount of $17,981,04 and $128,864.12, respectively; no protests, appeals, reassessments or other proceedings are pending for the reduction or increase of real property taxes or other charges assessed against the Assets or



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any portion thereof, except for the appeal by West Allegheny School District of the valuation of the real property included in the Assets, which appeal is pending as of the date hereof.

         (n) S/P hereby represents and warrants to Purchaser as follows:

         (1) S/P is a limited liability company duly formed and validly existing under the laws of the State of Delaware and is duly qualified to do business in the State of Pennsylvania.

         (2) As of the Closing (as defined herein) all formation documents (including all amendments thereto) and organizational minutes and other records of S/P have been delivered to Purchaser.

         Whenever a representation is made by SOALP or S/P to the "actual knowledge" of SOALP or S/P, or a term of similar import, the accuracy of such representation shall be based solely on the actual knowledge of Fred Branovan. In no event will the knowledge of anyone employed at the Assets or anyone else employed by Manager or Purchaser be imputed to SOALP or S/P.

         Other than as expressly set forth in this Certificate and Agreement or the Assignment, SOALP and S/P hereby specifically disclaim any warranty, guaranty or representations, oral or written, past, present or future, of, as to, or concerning (a) the nature and condition of the Assets, including without limitation, the water, soil and geology or any other matter affecting the stability or integrity of the Assets, and the suitability thereof and of the Assets for any and all activities and uses which Purchaser may elect to conduct thereon, and the existence of any Hazardous Substances thereon, (b) the compliance of the Assets with any law, rule, regulation or ordinance to which the Assets are or may be subject, (c) the condition of title to the Assets or the nature and extent of any right-of way, lease, license, reservation or contract, (d) the profitability or losses or expenses relating to the Assets and the businesses conducted in connection therewith, (e) the existence, quality, nature or adequacy of any utility servicing the Assets, (f) the physical condition of the Assets, (g) the legal or tax consequences of the purchase and sale of the Assets, and (h) the value of the Assets. Purchaser acknowledges that neither SOALP nor S/P have made an independent investigation or verification of the accuracy or completeness of any documents, studies, surveys, information or materials which were prepared by parties other than SOALP and which will be provided or made available to Purchaser or the methods employed by the preparers of such items. Purchaser expressly acknowledges that other than as expressly set forth in this Certificate and Agreement, SOALP nor S/P make any representations or warranties, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability, suitability or fitness for a particular purpose or otherwise.

SECTION 3 Representations and Warranties of Purchaser

         Purchaser hereby represents and warrants to Seller as follows:



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         (a) Purchaser is a limited partnership duly formed and validly existing under the laws of Delaware and, has full power and authority to purchase the interest without the consent of any other person or entity, except such consents which have been duly obtained.

         (b) This Certificate and Agreement and the Assignment, when executed and delivered by SOALP, will constitute the legal, valid and binding obligation of Purchaser, and the compliance with the terms thereof will not conflict with or result in a breach of any agreement to which Purchaser is a party, or any lease, deed of trust, mortgage, loan agreement or instrument to which Purchaser is a party or by which the Property or Purchaser is bound or, to the best of Purchaser's knowledge, applicable law or regulation or order of any federal, state or local governmental authority or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing having or exercising jurisdiction over Purchaser and/or the assets of S/P (collectively, a "Purchaser Governmental Authority"), and will not require the consent or approval of any Purchaser Governmental Authority.

         (c) The person executing this Certificate and Agreement on behalf of Purchaser is an officer of Interstate Property Corporation, the sole general partner of the Purchaser, has been duly authorized to execute this Certificate and Agreement and he or she has full power and authority to execute this Certificate and Agreement on behalf of Purchaser.

         (d) The Management Agreement is terminated as of the Effective Date.

         (e) Purchaser has caused S/P to execute a new franchise agreement with Marriott International, Inc. for the Assets, which franchise agreement is effective as of the date hereof.

SECTION 4 Limits on Representations and Warranties

         The representations and warranties set forth in Sections 1 through 3 hereof shall survive the closing of the purchase and sale of the Interest (the "Closing") for a period of twelve (12) months, and no action or proceeding thereon shall be valid or enforceable, at law at in equity and the parties shall have no liability with respect to any such representation or warranty if a legal proceeding is not commenced within that time. If prior to the Closing , the party to whom a representation and warranty is made herein obtains actual knowledge of the untruth or inaccuracy of any such representation or warranty and that party nevertheless elects to close on the sale and purchase of the Interest, then the representing party shall have no liability whatsoever with respect of such untrue or inaccurate representation or warranty.

SECTION 5 Agreement to Cooperate

         At Purchaser's request, SOALP and S/P shall execute all such documents and take all such actions as shall be reasonably necessary to effectuate the transfer of the Interest to Purchaser.



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SECTION 6 Purchase Price Adjustment

         (a) SOALP and Purchaser agree that all accounting of all current assets (which shall include the final night's accrued room revenue) and liabilities (which shall include accrued real estate taxes) of S/P will be estimated as of the Effective Date. To the extent current assets are not equal to current liabilities, the purchase price paid by Purchaser to SOALP shall be adjusted so that Purchaser pays for any excess currents assets and SOALP pays for any excess current liabilities.

         (b) SOALP shall be responsible for all obligations and liabilities with respect to the Membership Interest that arise from acts, omissions, occurrences or matters that occurred prior to the Effective Date, except to the extent of current liabilities of S/P which are accounted for in Section 6(a) hereof which shall remain the obligations of S/P on and after the Effective Date ("Current Liabilities").

         (c) Purchaser shall assume at Closing and pay all obligations or liabilities with respect to the Assets or the operation thereof that arise from acts, omissions, occurrences or matters that occurred on and after the Effective Date and all Current Liabilities (collectively, the "Purchaser Obligations").

         (d) Purchaser shall cause S/P to pay all liabilities of S/P accounted for in Section 6(a) hereof.

         (e) In the event that the amount of any expenses of the Assets are not finally known as of the date of this Certificate and Agreement, the parties shall make appropriate adjustments when the amounts of such expenses are finally known, and shall make reconciling payments, one to the other, to reflect such adjustments.

         (f) Purchaser shall not cause the deed to the Assets to be recorded and no State or local transfer realty tax should be reported or paid.

SECTION 7 Indemnity

         (a) SOALP hereby agrees to indemnify, hold harmless and defend Purchaser from and against any and all loss, damage, claim, cost and expense (including reasonable attorneys' and accountants' fees, charges and costs) incurred by Purchaser as a result of (1) SOALP's or S/P's breach or default of any representation, warranty or agreement set forth in this Agreement or the Assignment (2) SOALP's ownership of S/P prior to the Effective Date and (3) S/P's ownership and operation of the Assets prior to the Effective Date, except for the Current Liabilities, provided, however, the foregoing indemnity, in this
Section 7(a)(3), shall only apply to the extent of S/P's liability, if any, under the Management Agreement.

         (b) Parent and Purchaser hereby agree to indemnify, hold harmless and defend SOALP from and against any and all loss, damages, claim, cost and expense (including reasonable attorneys' and accountants' fees, charges and costs) incurred by SOALP as a result of (1) Purchaser's breach or default of any representation, warranty or agreement set forth in this Agreement or the Assignment; (2) S/P's ownership and operation of the Assets from and after



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the Effective Date; (3) Parent or Purchaser's failure to pay the Current
Liabilities; and (4) any and all State and/or local realty transfer taxes which may be applicable to this transaction.

         (c) In the event that a claim is made against SOALP or Purchaser (an "Indemnified Party"), and the Indemnified Party intends to seek indemnification pursuant to Section 7(a) or (b) in connection therewith, the Indemnified Party shall promptly notify the party from whom such indemnification is claimed (the "Indemnifying Party") of such claim; provided that the failure to provide notification of the claim shall not adversely affect the Indemnified Party's right to indemnification hereunder except to the extent that such failure adversely affects the Indemnifying Party's ability to defend the claim. The Indemnifying Party shall have thirty (30) days receipt of the aforesaid notice to elect to undertake, conduct and control, through counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, at Indemnifying Party's expense, the settlement and defense thereof; provided that
(1) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to be placed upon the Indemnifying Party's assets, and (2) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense at the Indemnified Party's expense. So long as the Indemnifying Party is reasonably contesting any claim in good faith, the Indemnified Party shall not pay or settle the claim against it unless it irrevocably waives any right to any indemnification in connection therewith from the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party, within thirty (30) days after receipt of Indemnified Party's notice of a claim for indemnification hereunder, that it elects to undertake, conduct and control the defense or settlement thereof, the indemnified party shall have the right to contest, settle or compromise the claim.

SECTION 8 Survival

         Except as set forth in Section 4 hereof, the provisions of this Certificate and Agreement shall survive delivery of the Assignment.

SECTION 9 Successors and Assigns

         This Certificate and Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

SECTION 10 Governing Law

         This Certificate and Agreement shall be governed and construed in accordance with the laws of the jurisdiction in which the Assets are located, without reference to its conflicts of laws rules.

SECTION 11 Counterparts

         This Certificate and Agreement may be execute in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.



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SECTION 12 Controlling Documents

         In the event of any conflicting provisions between the terms of this Certificate and Agreement and the terms of any other closing document not defined in this document, the terms of this Certificate and Agreement shall control.

SECTION 13 Limits of Liability

         Notwithstanding anything herein to the contrary, except in the case of fraud by either party, the liability of each party hereto resulting from the breach or default by either party shall be limited to actual damages incurred by the injured party and except in the case of fraud by either party, the parties hereto hereby waive their rights to recover from the other party punitive, exemplary, and speculative damages. The provisions of this Section 13 shall survive the Closing.

SECTION 14 Broker

         Purchaser and Seller represent and warrant to each other that ESG/Insignia ( the "Broker") is the sole broker with whom they have dealt in connection with the Premises and the transactions described herein. Seller shall be liable for, and shall indemnify Purchaser against, all brokerage commissions or other compensation due to the Broker arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between Seller and Broker; provided, however, Seller shall receive a credit to the purchase price for $50,000 representing Purchaser's contribution to the broker's fee. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorney's fees and disbursements which the other may sustain, incur or be exposed to, by reason of any claim or claims by any other broker, finder or other person (other than the Broker). Notwithstanding any provisions of this Agreement to the contrary, in no event shall Seller be liable for, and the foregoing indemnity of Seller shall in no event apply to, claims by any broker, finder or other person for such fees, commissions or other compensation if such claims are based upon dealings or agreements with prior owners of the Assets. The obligations and representations and warranties contained in this Section 14 shall survive the termination of this Agreement and the Closing.





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         IN WITNESS WHEREOF, SOALP, S/P and Parent have executed this
Certificate and Agreement as of the day and year first above written.




                                    SYRACUSE OFFICE ASSOCIATES, L.P.

                                    By: Syracuse Office Associates I, LLC,
                                        general partner

                                    By: Fine Family Limited Partnership,
                                        member

                                    By: Fine Family Corporation,
                                        general partner


                                        By: /s/ Fred Branovan
                                            ---------------------------------
                                        Name: Fred Branovan
                                              -------------------------------
                                        Title: Vice President
                                               ------------------------------



                                    SYRACUSE/PITTSBURGH HOTEL HOLDINGS,
                                    L.L.C.

                                    By: Syracuse Office Associates, L.P., member
                                            and manager

                                    By: Syracuse Office Associates I, LLC,
                                            general partner

                                    By: Fine Family Limited Partnership, member

                                    By: Fine Family Corporation,
                                            general partner


                                        By: /s/ Fred Branovan
                                            ---------------------------------
                                        Name: Fred Branovan
                                              -------------------------------
                                        Title: Vice President
                                               ------------------------------







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


                                    INTERSTATE PROPERTY PARTNERSHIP,
                                    L.P.

                                    By: Interstate Property Corporation,
                                        General Partner


                                        By: /s/ Timothy Q. Hudak
                                            ---------------------------------
                                        Name: Timothy Q. Hudak
                                              -------------------------------
                                        Title: Vice President
                                               ------------------------------



                                    INTERSTATE HOTELS CORPORATION,
                                    a Maryland Corporation


                                    By: /s/ Timothy Q. Hudak
                                       -----------------------------------------
                                    Name: Timothy Q. Hudak
                                         ---------------------------------------
                                    Title: Senior Vice President
                                          --------------------------------------








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                                   Schedules


Schedule A:                         Description of Land
Schedule 2(e):                      Assessments
Schedule 2(f):                      Cancellation of Insurance policies
Schedule 2(g):                      Requests from Insurance Carriers
Schedule 2(h):                      Commitments












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                                Legal Description

Pittsburgh Airport Residence Inn

All that certain parcel of land situate in the Township of North Fayette, County of Allegheny and Commonwealth of Pennsylvania being Parcel No. 1 in the Revision No. 1 to RIDC Park West Plan No. 3 of record in the Recorder's Office of Allegheny County in Plan Book Volume 156, pages 5 to 10.

Together with the appurtenant rights granted in Easement Deed from Regional Industrial Development Corporation of Southwestern Pennsylvania, WCB Ninety-Nine Parklane Limited Partnership and Boulevard Motel Corporation to IHC Realty Partnership, L.P. dated March 27, 1997 and recorded in Deed Book Volume 9940, page 274.

Being designated as Tax parcel No. 9929-X, Lot 86353 in the Deed Registry Office of Allegheny County.

Being the same property IHC Realty Partnership, L.P., conveyed to Syracuse/Pittsburgh Hotel Holdings, L.L.C. by deed dated November 24, 1998 and recorded in Deed Book Volume 10358, page 605.







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                                 SCHEDULE 2 (e)

                                   Assessments



                                      None

















                                       13
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                                 SCHEDULE 2 (f)

                       Cancellation of Insurance Policies


                                      None















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                                 SCHEDULE 2 (g)

                        Requests from Insurance Carriers




                                      None















                                       15
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                                 SCHEDULE 2 (h)

                                   Commitments



                                      None











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